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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. 2)

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STEEL CITY PRODUCTS, INC. (Name of Registrant as Specified in Its Charter)

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STEEL CITY PRODUCTS, INC.
2751 CENTERVILLE ROAD—SUITE 3131
WILMINGTON, DELAWARE 19803

INFORMATION STATEMENT

        This information statement is being furnished to you, as a holder of common stock of Steel City Products, Inc. ("SCPI" or the "Company") on October 23, 2003, to inform you of (i) the approval on October 6, 2003 of resolutions by SCPI's Board of Directors proposing an amendment to SCPI's Restated Certificate of Incorporation to effect a reverse split of SCPI's common stock and (ii) SCPI's receipt of written consent executed in Wilmington, Delaware, dated October 7, 2003, approving such amendment by Sterling Construction Company, Inc., a stockholder holding 87% of the voting power of all of the stockholders of SCPI entitled to vote on the matter. The resolution adopted by the Board of Directors and the written consent of the stockholder give SCPI the authority to file a Certificate of Amendment to SCPI's Restated Certificate of Incorporation. The Certificate of Amendment will be filed with the Secretary of State of Delaware and shall become effective promptly after the expiration of 20 calendar days following the date this Information Statement is first mailed to SCPI's stockholders.

        This Information Statement shall serve as notice to the stockholders of SCPI of action of the stockholders of SCPI taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

        This Information Statement is dated March       , 2004 and is first being mailed to SCPI's stockholders on or about March       , 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has: approved or disapproved of the reverse stock split; passed upon the merits or fairness of the reverse stock split; or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

        All necessary corporate approvals in connection with the reverse split have been obtained. This Information Statement is being furnished to all SCPI stockholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"), solely for the purpose of informing stockholders of these corporate actions before they take effect.

        Under the terms of the reverse split, each 300,000 shares of common stock issued and outstanding on the date the amendment to SCPI's Restated Certificate of Incorporation is filed with the Delaware Secretary of State will be converted into one share of common stock. In lieu of issuing fractional shares that would otherwise result from the reverse stock split to stockholders of record holding less than 300,000 shares immediately prior to the reverse stock split, SCPI will make a cash payment at the rate of one point six eight cents ($0.0168) per pre-split share of common stock.

        A letter of transmittal is included with this Information Statement. The letter of transmittal is to be used to transmit common stock certificates to SCPI's Transfer Agent—American Stock Transfer & Trust, 59 Maiden Lane, New York, New York 10007. Upon proper completion and execution of a letter of transmittal and accompanying stock certificate(s) and the return thereof to the Transfer Agent, each stockholder will receive a check for such stockholder's stock. In the event SCPI is unable to locate certain stockholders or if a stockholder fails to properly complete, execute and return to the Transfer Agent a letter of transmittal and accompanying stock certificates, the funds payable to such holders pursuant to the reverse stock split will be held until a proper claim is made, subject however to applicable escheat laws. Stock certificates to be surrendered under the reverse stock split may bear the name of "Heck's, Inc.", "Hallwood Industries Incorporated" or "Steel City Products, Inc."

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY OF THE REVERSE STOCK SPLIT AND DEREGISTRATION OF SCPI'S COMMON STOCK

Reverse Stock Split

        The Board of Directors of SCPI has unanimously adopted a resolution declaring the advisability of an amendment to SCPI's Restated Certificate of Incorporation to effect a reverse stock split as of midnight (Eastern Time) on the date the amendment is filed with the Delaware Secretary of State (the "Effective Date"). The material terms of the reverse stock split are as follows:

  •
  Each 300,000 shares of common stock issued and outstanding on the Effective Date will be converted into one share of common stock.

  •
  In lieu of issuing fractional shares that would otherwise result from the reverse stock split to stockholders of record holding less than 300,000 shares immediately prior to the reverse stock split, SCPI will make a cash payment at the rate of one point six eight cents ($0.0168) per pre-split share of common stock (the "Purchase Price").

  •
  The Purchase Price was determined by the Board using the average of the market price per share during the last twelve months (which value is higher than any value determined by reference to other valuation methodologies described below) plus a premium of 20%. As further discussed in the section entitled "Special Factors—Determination of Purchase Price" below, the Board concluded that the average historical market price of the shares best reflected the appropriate cash payment price.

  •
  Because Sterling Construction Company, Inc. ("Sterling") owns 10% of the outstanding shares of common stock (and 87% of the voting power of all of the stockholders of SCPI entitled to vote on the reverse stock split), and to SCPI's knowledge, no other stockholder owns more than 5% of the outstanding shares of common stock, Sterling will be the sole holder of SCPI's common stock after the reverse stock split.

  •
  Certain officers and directors of SCPI beneficially own common stock of Sterling. For detailed information regarding SCPI's management's beneficial ownership of common stock of Sterling, see "Effect of the Proposed Reverse Stock Split on SCPI."

  •
  Because the reverse stock split is a "going private" transaction, a Schedule 13E-3 has been filed by (i) SCPI, (ii) Sterling and (iii) Messrs. John D. Abernathy, Joseph P. Harper Sr., Terrance W. Allen, Robert M. Davies, Bernard H. Frank and Maarten D. Hemsley, each of whom is an executive officer or director of SCPI who beneficially own common stock of Sterling (such officers and directors are collectively referred to below as the "SCPI Management Filing Persons").

  •
  Each of the Board of SCPI, Sterling and the SCPI Management Filing Persons reasonably believes that the 1-for-300,000 reverse stock split is procedurally and substantively fair to all of SCPI's stockholders, including SCPI's unaffiliated stockholders who will not retain an interest in SCPI after the split, because it provides an opportunity for them to liquidate their holdings (with no brokerage commission) at a price which represents a 20% premium to the average market price for the 12 months prior to the date on which the price was set, whereas, based on an analysis prepared by the Company's management which was reviewed and adopted by the Board, the value of the Company's common stock is zero under the net book valuation method, estimated sale valuation method and estimated liquidation valuation method.

Approval of the Reverse Stock Split

        The passage of the amendment required the approval of the holders of at least 75% of the combined voting power of the outstanding shares of stock of all classes and series of SCPI, voting together as a single class. The material terms of the approval of the amendment to effect the reverse stock split are as follows:

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  At October 1, 2003, SCPI had 1,938,526 shares of Series A preferred stock and 3,238,061 of common stock outstanding.

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  Holders of the Series A preferred stock are entitled to vote upon any matter submitted to a stockholder for a vote, on the basis of 10 votes per share.

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  Sterling owns all of the outstanding Series A preferred stock and 10% of the common stock; therefore it controls 87% of the voting power of SCPI.

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  Sterling has approved the amendment by the execution of a written consent.

        A copy of the Certificate of Amendment to SCPI's Restated Certificate of Incorporation, which sets forth the entirety of Section 1 of Article FOURTH thereof, as amended, is set forth in Exhibit A to this Information Statement.

Deregistration

        Promptly after the Effective Date, SCPI intends to file with the Securities and Exchange Commission ("SEC") a Form 15 to deregister its common stock with the SEC and to suspend its reporting obligations under the Exchange Act (such filing is referred to below as the "Deregistration").

Tax Consequences to Stockholders who are Cashed Out in the Reverse Stock Split

        The following is a review of the anticipated material Federal income tax consequences of the reverse stock split for stockholders who hold their interests in SCPI as a capital asset:

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  Generally, a holder of common stock who receives cash in lieu of fractional shares terminating their interest in SCPI will recognize a capital gain or loss equal to the difference between the cash received for the cashed-out stock in the reverse stock split and the stockholder's adjusted tax basis in their stock. Holders of common stock who receive cash in lieu of fractional shares resulting from the reverse stock split and who continue to own shares of Sterling should also recognize a capital gain or loss in the transaction, either (i) under section 302(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code") as a distribution that is not essentially equal to a dividend, or (ii) under Code section 302(b)(3), as a termination transaction that completely terminates the shareholder's interest in the corporation, because the constructive ownership rules of Code section 302(c) and Code section 318 should not apply.

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  A stockholder who receives cash in the reverse stock split may be required to furnish the stockholder's social security number or taxpayer identification number to SCPI or to the Transfer Agent. Failure to provide such information may result in backup tax withholding.

        For further information see "Federal Income Tax Consequences" below.

SPECIAL FACTORS

Purposes of the Reverse Stock Split

        The reverse stock split is intended to cash out all holders of SCPI's common stock other than Sterling, and allow SCPI to proceed with the Deregistration.

        At present, Sterling retains most of the value of SCPI through its ownership of all of the Series A Preferred Stock. After declaration and payment of preferred stock dividends (of which approximately $9.5 million were undeclared and unpaid at December 31, 2003), no earnings would have remained available for distribution to holders of shares of common stock in recent years. Therefore the market for the common stock of SCPI has been limited and its market value has been nominal for many years.

        Although the value of SCPI's common stock is nominal, there is a large group of holders of common stock holding fewer than 100 shares, as result of a reverse stock split that took place in 1989. This has resulted in disproportionately high administrative costs for SCPI over the years.

        In addition, SCPI incurs significant costs in connection with its obligations as a reporting company under the Exchange Act, which costs have increased with the passage of the Sarbanes-Oxley Act of 2002.

        SCPI chose to undertake the reverse stock split at this time as part of its concerted effort to reduce unnecessary expenses and to cut general and administrative costs wherever feasible. Costs associated with auditors fees, attorney's fees, transfer agent fees, listing fees, printing expenses and directors and officers insurance amounted to nearly $131,000 for SCPI's most recent fiscal year, before taking into account internal payroll costs associated with compliance and reporting activities.

        Management and the Board believe that by "going private" and cashing out all stockholders other than Sterling, SCPI will be able to return some value to the common stockholders and significantly reduce its ongoing administrative costs. There are no current plans to merge SCPI and Sterling following the reverse stock split.

Determination to Go Private Through a Reverse Stock Split

        Based on an analysis of SCPI that was prepared by management, the Board of Directors considered three strategies to change SCPI's status from public to private:

  (a)
  A cash tender offer was considered, but the Board of Directors has reached a conclusion that many of the holders of SCPI common stock, especially those holding only a small number of shares, would not make the effort to tender their shares given the purchase price of $0.0168 per share. In addition, the Board of Directors estimated that the cost of completing a tender offer, including solicitation costs, legal fees, printing costs, mailing expenses and the costs associated with the actions subsequent to the tender offer that are usually necessary in order to cash out any shareholders that did not tender their shares would amount to tens of thousands of dollars, a significant amount in relation to the value of the shares sought to be purchased. The board determined that it could achieve the same goals by way of a reverse stock split while saving the expenses related to the solicitation of shares and the post tender offer cash out actions.

  (b)
  A purchase of shares in the open market was also considered, but the established trading market for the shares of common stock of SCPI is characterized by low volumes and limited participation and therefore it is unlikely SCPI could have acquired sufficient shares to accomplish its objective.

  (c)
  The reverse stock split was considered and determined to be the most expeditious and economical method to privatize SCPI and return fair value to the holders of SCPI common stock. In addition, the reverse stock split gives holders of smaller amounts of SCPI common stock immediate liquidity for their holdings without incurring brokerage or transaction costs in the relatively illiquid market for shares of the common stock.

        Within the past two years, SCPI has not sought and has not received any proposals from any unaffiliated persons for the merger or consolidation of SCPI, or for the sale or other transfer of all or any substantial portion of SCPI's business. Prior to August 2001, there were preliminary discussions with a financial investor with a view to the sale of SCPI's business. However, the financial investor discontinued those discussions when a significant customer of SCPI, Ames Department Stores, filed for Federal bankruptcy protection. Revenues from sales to Ames were $3.7 million in fiscal 2000 and $3.2 million during the first ten months of fiscal 2001 (until Ames filed for bankruptcy), which constituted 18% of SCPI's total revenues for each of fiscal 2000 and fiscal 2001. SCPI has remained open to considering other offers for the sale of its business, but no such offers have been forthcoming.

        With no sale, merger or consolidation of the Company on the horizon, the SCPI Board determined that a reverse stock split was the only realistic means of taking the Company private and returning value to its shareholders other than Sterling.

        SCPI has not actively pursued other offers because it does not believe that any such offers would be forthcoming at an acceptable price, given the Company's current financial condition, and the fact that the value of the Company to an unaffiliated buyer would be significantly less than the value of the Company to Sterling, because Sterling is able to use certain net operating loss carryforwards attributable to SCPI, which another buyer would not be able to use. See "Determination of Purchase Price—Management's Report—Net Book Valuation Method" below.

        The common stock of SCPI has been highly illiquid for many years, trading infrequently and for pennies per share. Therefore, the holders of SCPI's common stock had no real opportunity to sell their shares in the open market for a fair price. Although the reverse stock split forces a liquidation of such shares and will not allow the shareholders of SCPI to sell their shares at the time of their choice, by going forward with the reverse stock split, the company is providing its holders of common stock (especially those holding only a few shares) with an opportunity to liquidate their holdings, an opportunity they have not had for a long time and are unlikely to have in the near future without the reverse stock split. After the deregistration of the shares of common stock, Sterling will be the sole stockholder of SCPI and therefore SCPI does not believe that there will be any disadvantages to SCPI's unaffiliated shareholders as a result of the deregistration. No change of control or severance provisions will be triggered by the reverse stock split.

Determination of Purchase Price

Process of Determination.

        In order to determine the purchase price for purposes of the reverse stock split, the Board of Directors directed the Company's Chief Financial Officer, Mr. Maarten Hemsley, to prepare a report analyzing the value of the Company's common stock using various valuation methods. As of December 3, 2003, Mr. Hemsley beneficially owned 527,812 shares of common stock of Sterling, which will be the sole stockholder of the Company after the reverse stock split.

        The Board also appointed John Abernathy, who is a non-management director and member of the Board's Audit Committee, to oversee Mr. Hemsley's preparation of the report, and in particular to review the various valuation methods used by Mr. Hemsley in his report to determine the fair price of the pre-split shares of common stock, and to make a recommendation as to whether the reverse stock split at the proposed price is fair to SCPI's unaffiliated stockholders who will not retain an interest in SCPI after the split. Mr. Abernathy has been Chief Operating Officer of Patton Boggs, LLP, a Washington DC law firm, since January 1995. From March 1991 to February 1994 he was the Managing Director of Summit, Solomon & Feldesman, a New York City law firm, and from July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a major public accounting firm. He is a director of Pharmaceutical Resources, Inc., a generic drug manufacturer and also serves as a director of Sterling. Mr. Abernathy is a certified public accountant. As of December 3, 2003, Mr. Abernathy beneficially owned 126,162 shares of common stock of Sterling.

        Mr. Hemsley completed an initial draft of his report on August 25, 2003, which he reviewed with other members of the Company's management. Based on this review, Mr. Hemsley redrafted the report and submitted a copy to Mr. Abernathy for review. On September 11, 2003, Mr. Hemsley and Mr. Abernathy discussed the report, which contained analyses of the value of the Company's common stock under the net book valuation method, the estimated sale valuation method and the market price. These methods are described in more detail below under "Management's Report." Mr. Abernathy and Mr. Hemsley also discussed the appropriateness of valuing the common stock under the estimated liquidation value method, and agreed that this should also be addressed. Mr. Hemsley redrafted the report accordingly and circulated a new version to Mr. Abernathy on September 17, 2003. On that date, Mr. Hemsley and Mr. Abernathy reviewed the revised report together. Mr. Abernathy expressed his agreement with the conclusions in the revised report, which, as described in more detail below under "Management's Report," were that the common stock had zero value under the net book valuation method, estimated sale valuation method and the estimated liquidation valuation method, but that since the historical market price of the stock was approximately 1.4 cents per share, such amount should form the basis of the pricing of the reverse stock split. Mr. Abernathy suggested that consideration be given to the payment of a premium of 20% over the historical market price. Mr. Hemsley incorporated this suggestion into his report, which he circulated to the full Board on September 22, 2003. A copy of this report is attached as Exhibit B to this Information Statement.

        At a board meeting held on October 6, 2003, Mr. Abernathy reported his conclusion that the reverse stock split at the proposed price is fair to SCPI's unaffiliated stockholders who will not retain an interest in SCPI after the split, and the Board adopted this conclusion, as described below under "Fairness of the Reverse Stock Split."

Management's Report.

        The following are the analyses and conclusions of management's report regarding the value of the shares of SCPI common stock under the following methods of valuation: net book value, estimated sale value, estimated liquidation value and market price.

  Net Book Valuation Method

        At June 30, 2003, SCPI had a negative net book value of $961,000, or ($0.30) per share. If SCPI had declared and paid preferred stock dividends of $9,145,000 outstanding at that date, and those dividends were offset against inter-company loans owed by Sterling to SCPI, and if the balance of such loans had then been repaid to SCPI, the book value attributable to common stockholders would have been approximately $88,000. However, this calculation takes into account approximately $588,000 of deferred tax assets that are dependent upon SCPI achieving certain profit levels in the future, so as to take advantage of net operating loss carryforwards. Since June 30, 2003, another customer of SCPI, Penn Traffic Company, has filed for Federal bankruptcy protection, owing SCPI approximately $200,000. Revenues from sales to Penn Traffic Company were $391,000 in 2002 and $387,000 during the first nine months of 2003 (until it filed for bankruptcy protection). The inability to collect Penn Traffic's debt will most likely lead to a reduction in book value compounded by a decrease in the value of the deferred tax asset. At September 30, 2003, SCPI had a negative net book value of $1,000,000 or ($0.31) per share.

        In considering the current level of the book value attributable to the holders of common stock, management also took into account (i) the anticipated payments of dividends on the shares of preferred stock of SCPI, (ii) the anticipated net income of SCPI and (iii) the terms of a tax-sharing agreement between SCPI and Sterling. The Company's obligation to pay dividends on its preferred stock is $1,013,000 per annum. The Company's liquidity sources to satisfy such payment obligations are its net operating income, if any, and any payments to SCPI under the tax-sharing agreement with Sterling. Pursuant to the tax-sharing agreement, SCPI is entitled to payments from Sterling equal to 20% of any taxes saved by Sterling as a result of its use of net operating loss carryforwards attributable to SCPI. The Board anticipates that payments to the Company under the tax-sharing agreement shall be $800,000 per year trough fiscal year 2007 since Sterling's subsidiary, Sterling Houston Holdings, is profitable and it is therefore expected that payments will become due under the terms of the tax-sharing agreement. The Company projects that its net operating income will remain relatively flat for the next several years. Therefore, management does not believe that the company's net operating income in addition to any payments under the tax-sharing agreement, would exceed the preferred stock dividends to which Sterling would be entitled, so that no additional benefit would accrue to the common stockholders.

        Therefore, management concluded that the net book value attributable to the holders of common stock is currently less than zero.

  Estimated Sale Valuation Method

        The bankruptcy of Ames in 2001 impeded a possible sale of the business, and the liquidation of that customer's business in 2002 has led to a reduction in SCPI's profits. Since 2001, Sterling and management have advanced $750,000 to SCPI because of its poor working capital position.

        Accordingly, management concluded that SCPI would be unlikely to obtain a sales price for its business in excess of its debt and, therefore, no "goodwill" value could be achieved to offset the negative book value.

  Estimated Liquidation Valuation Method

        If SCPI's business were liquidated, there would likely be a further deficit compared with the negative book value attributable to common stockholders, because it would be very difficult to realize the full carrying value of all assets, and the costs of winding-up and settling future lease, employee and other obligations would almost certainly exceed any profits generated during the process. This would lead to a further reduction in the book value attributable to common stockholders, below the level currently estimated (which, as described above, is less than zero).

        If SCPI itself were liquidated, this would trigger the payment of the liquidation preference to Sterling as the owner of the shares of Series A preferred stock; such liquidation preference is $10,135,000, which is not reflected in SCPI's balance sheet, leaving nothing do be distributed the holders of common stock.

        Therefore, management concluded that the potential proceeds attributable to the common stock in the event of a liquidation of the business of SCPI is zero.

  Market price

        In the twelve months prior to the preparation of the report, the arithmetical average market price of SCPI's common stock was 1.4 cents ($0.014) per share. SCPI has paid no dividends on its common stock since the 1991 merger transaction in which it became a majority-owned subsidiary of Sterling.

Fairness of the Reverse Stock Split

        After a review of the various pricing alternatives presented by management as described above, the Board adopted the conclusions of management's report and Mr. Abernathy (as described above) regarding:

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  the negative net book value attributable to the holders of common stock;

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  the unlikelihood of obtaining a sales price for SCPI's business in excess of its debt and, therefore, the fact that no "goodwill" value could be achieved to augment the negative book value;

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  the unlikelihood of receiving proceeds from a possible liquidation of SCPI that would be attributable to the holders of common stock; and

  •
  that the only method to reasonably allocate any value to the common stockholders would be based on the market price of the common stock (which, although minimal, had some value attributable to it).

        Thus, the Board determined to adopt manangement's and Mr. Abernathy's recommendation to take into account the mathematical average market price of the common stock for the prior twelve months and add to that price a premium of 20% which the Board, based on its experience, determined to be a reasonable premium for transactions of this kind. As a result, the Board reached the conclusion that the price of one point six eight cents ($0.0168) per pre-split share, was fair to SCPI's unaffiliated stockholders who will not retain an interest in SCPI after the split.

        In determining whether or not the terms of the reverse stock split, considered as a whole, are fair to SCPI's stockholders, including SCPI's unaffiliated stockholders who will not retain an interest in SCPI after the split, the Board of Directors also took into account the following factors (which are described in more detail above):

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  the limited benefits to maintaining SCPI's "public" status given the average market price of SCPI's common stock—1.4 cents ($0.014) per share in the preceding twelve months—and the lack of liquidity of SCPI's common stock;

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  the significant costs and expenses entailed in maintaining SCPI's "public" status;

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  the failure to find, and the unlikelihood of finding, a willing buyer for SCPI or its business;

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  the fact that the reverse stock split would comply with Delaware law and

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  the fact that other methods of going private were considered.

        The Board determined not to retain an independent person to act on behalf of the unaffiliated holders of SCPI common stock for the purpose of negotiating the terms of the reverse stock split and did not retain an independent advisor to prepare a report addressing the fairness of the reverse stock split to the Company's unaffiliated stockholders. The Board, in its business judgment, determined that the retention of either or both such persons was not appropriate because:

  •
  any such retention would entail significant costs; and

  •
  such retention was unlikely to confer material benefits to the unaffiliated holders of SCPI common stock, given:

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  the number of shares involved in the reverse stock split;

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  the low price at which the common stock traded;

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  SCPI's financial condition; and

  •
  management's conclusion (which was adopted by the Board) that the common stock had zero value under the net book valuation method, the estimated sale valuation method and the estimated liquidation value method, which conclusion was reviewed and approved by a non-management director with significant accounting and audit experience (despite the fact that the member of management who prepared the report and this director were the beneficial owners of shares of Sterling's common stock).

        Taking the foregoing considerations into account, the Board concluded that the reverse stock split is procedurally and substantively fair to SCPI's stockholders, including its unaffiliated stockholders who will not retain an interest in SCPI after the split. Sterling and each of the SCPI Management Filing Persons have adopted the conclusion of the Board.

Effect of the Reverse Stock Split on Common Stockholders

        Upon consummation of the reverse stock split at midnight (Eastern Time) on the Effective Date, each holder of common stock holding less than 300,000 shares will have the right to receive cash based upon the Purchase Price in lieu of receiving a fractional share resulting from the reverse stock split. The equity interest of each such stockholder in SCPI will be terminated and each such stockholder will have no further right to vote as a stockholder or share in SCPI's assets, earnings or profits, if any, following the reverse stock split.

        SCPI intends to promptly terminate the registration of its common stock under the Exchange Act upon consummation of the reverse stock split. As a result of such termination, SCPI will no longer be subject to the periodic reporting requirements and proxy solicitation rules of the Exchange Act.

        A letter of transmittal is included with this Information Statement. The letter of transmittal is to be used to transmit common stock certificates to SCPI's Transfer Agent—American Stock Transfer & Trust, 59 Maiden Lane, New York, New York 10007. Upon proper completion and execution of a letter of transmittal and accompanying stock certificate(s) and the return thereof to the Transfer Agent, each stockholder will receive a check for the fractional share interest. In the event SCPI is unable to locate certain stockholders or if a stockholder fails to properly complete, execute and return to the Transfer Agent a letter of transmittal and accompanying stock certificates, the funds payable to such holders pursuant to the reverse stock split will be held until a proper claim is made, subject however to applicable escheat laws. Stock certificates to be surrendered under the reverse stock split may bear the name of "Heck's, Inc.," "Hallwood Industries Incorporated" or "Steel City Products, Inc."

        All amounts payable to stockholders for fractional share interests will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be charged to stockholders in connection with the reverse stock split. No interest will be paid on the cash due a holder of a fractional share interest in common stock following the reverse stock split.

Appraisal Rights and Stockholders' Rights

        No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from a reverse stock split or in connection with the deregistration of SCPI's common stock.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to SCPI, or who do not return their common stock certificate(s) to request payment therefor, generally will have a period of years (depending on applicable state law) from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by the records of SCPI, the period is three years. Following the expiration of that three-year period, the Abandoned Property Law of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by the records of SCPI, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If SCPI does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to SCPI's state of incorporation, the State of Delaware, in accordance with its escheat laws.

DETAILS OF DEREGISTRATION

Background of the Deregistration

        Prompted by SCPI's financial situation and by increasing administrative costs, early in 2003 members of management began to consider business strategies and alternatives for SCPI and its stockholders. On August 20, 2003, management presented the Board with options for changing SCPI's status from a public to a private company. In light of the anticipated costs of continuing as a public company, which are considered to be significant as a percentage of projected revenues, expenses and earnings, the Board determined that a reverse stock split was the most efficient and fairest means to reduce the number of stockholders and thereby to permit SCPI to deregister its shares of common stock.

        The Board of Directors believes that the disadvantages to SCPI of remaining public outweigh any advantages. SCPI incurs costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies, including the expense of a separate independent audit. These costs were approximately $131,000 for fiscal 2002 and would likely remain above $100,000 annually in light of the requirements of the Sarbanes-Oxley Act enacted by Congress on July 30, 2002. SCPI also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such required reports.

        The Board of Directors believes that in light of SCPI's business and circumstances, these costs will have an adverse effect on SCPI's financial results. In recent years, SCPI has lost significant revenues as a result of the bankruptcy of some customers and has been faced with the loss of additional customers that have chosen to purchase products directly from manufacturers, thereby adding pressure to control administrative costs.

        In light of the foregoing financial and other considerations, the Board of Directors, Sterling and the SCPI management Filing Persons believe that it is in the best interest of all stockholders to deregister the shares of common stock at this time.

Trading Of Shares

        Following consummation of the reverse stock split, there will be no common stock owned by the public and therefore no public market will exist for the common stock.

EFFECT OF THE PROPOSED REVERSE STOCK SPLIT ON SCPI

        The Restated Certificate of Incorporation currently authorizes the issuance of 5,000,000 shares of Series A preferred stock and 5,000,000 shares of common stock. As of October 20, 2003, the number of shares of Series A preferred stock outstanding was 1,938,526 and the number of shares of common stock outstanding was 3,238,061. The number of outstanding shares of Series A preferred stock and common stock remaining after the Effective Date will be 1,938,526 and 1, respectively.

        The common stock of SCPI is currently registered under Section 12(g) of the Exchange Act and is subject to the periodic reporting and other requirements of the Exchange Act. As a result of the reverse stock split, SCPI will have only one holder of record of common stock (Sterling) and will be eligible to terminate its obligation to continue filing such periodic reports. As soon as possible after the Effective Date, SCPI will file for deregistration of the Stock under the Exchange Act and will become a private company. In connection with the reverse stock split, SCPI, Sterling and the SCPI management Filing Persons have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") that incorporates by reference the information contained in this Information Statement.

        Based on the aggregate number of shares owned by holders of record of less than 300,000 shares as of the Effective Date, SCPI estimates that payments of cash in lieu of the issuance of fractional shares will total approximately $49,000 in the aggregate. Sterling, as the majority stockholder, will receive one share of common stock, plus cash of approximately $400.

        The par value of the common stock will remain at $0.01 per share and the number of authorized shares will continue to be 5,000,000 following consummation of the reverse stock split. After the Effective Date, the number of outstanding common shares will be less than 1% of the total authorized shares of common stock.

Conduct of SCPI's Business after the Reverse Stock Split

        SCPI expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of its business. Immediately after the Effective Date, all stockholders of record who would own fewer than one share will no longer have any equity interest in, and will not be stockholders of, SCPI and therefore will not participate in any potential earnings or future growth, if any. Instead, each such stockholder will have the right to receive, upon surrender of his stock certificate, the Purchase Price per share in cash, without interest.

        Other than as described in this Information Statement, neither SCPI nor its management has any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise effect any material change in its corporate structure or business. However, SCPI may engage in such a transaction in the future to the extent that management and the Board determines it to be in the best interests of SCPI and its stockholder.

        Following the Effective Time, SCPI will be a wholly-owned subsidiary of Sterling. The following table sets forth certain information regarding the beneficial ownership of the common stock of Sterling as of December 3, 2003, by (i) each person or entity known by Sterling to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of Sterling's directors, (iii) Sterling's Chief Executive Officer and four other most highly compensated executive officer serving at the end of 2002 and (iv) all of the directors and executive officers of Sterling as a group. John D. Abernathy, Robert M. Davies and Joseph P. Harper, Sr. are directors of SCPI. Terrance W. Allan is the President and Chief Executive Officer and a director of SCPI. Maarten D. Hemsley is the Chief Financial Officer and a director of SCPI.

Name	Number of Shares of Sterling Common Stock Beneficially Owned		Percent of Class
5% STOCKHOLDERS
Anthony N. Puma 214 Loma Metisse Malibu, CA 90265	266,667		5.3%
North American Smaller Companies Investment Trust plc c/o North Atlantic Value LLP Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	12.0%
JO Hambro Capital Management Group, Limited Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	12.0%
JO Hambro Capital Management Limited Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	12.0%
Christopher Harwood Bernard Mills c/o North Atlantic Value LLP Ryder Court 14 Ryder Street London SW1Y 6QB, England	614,520	(1)(2)	12.3%
Growth Financial Services Limited c/o North Atlantic Value LLP Ryder Court 14 Ryder Street London SW1Y 6QB, England	605,520	(1)	12.0%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
John D. Abernathy	126,162	(3)	2.4%
Robert M. Davies	739,492	(4)	13.2%
Robert W. Frickel	9,000	(5)	*
Joseph P. Harper, Sr.	300,665		5.9%
Maarten D. Hemsley	527,812	(6)	9.6%
Patrick T. Manning	237,068		4.7%
Christopher H.B. Mills	614,520	(6)	12.0%
Terrance W. Allan	33,750	(7)	*
Roger M. Barzun	42,161	(8)	*
All Directors and Executive Officers as a group (9 persons)	2,630,630	(9)	42.05

*
Represents beneficial ownership of less than one percent (1%).

(1)
JO Hambro Capital Management Group Limited, JOHCM, Christopher Harwood Bernard Mills, Growth Financial Services Limited and NASCIT claim shared voting power of 605,520 of these shares pursuant to Amendment No. 1 to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002.

(2)
This number includes 9,000 shares issuable under outstanding stock options and 605,520 shares.

(3)
This number includes 111,162 shares that are issuable under outstanding stock options that are presently exercisable.

(4)
This number includes 541,992 shares that are issuable under outstanding stock options that are presently exercisable.

(5)
This number includes 9,000 shares issuable under outstanding stock options that are presently exercisable.

(6)
This number includes 436,424 shares issuable under outstanding stock options that are presently exercisable.

(7)
This number includes 33,250 shares issuable under outstanding stock options that are presently exercisable.

(8)
This number includes 36,000 shares issuable under outstanding stock options that are presently exercisable within sixty days.

(9)
This number includes 1,182,642 shares issuable under outstanding stock options that are exercisable within sixty days.

Effects of the Reverse Stock Split on the Affiliates' Interest in the Net Book Value and Net Earnings of SCPI

        As described in the section titled "Special Factors—Determination of Purchase Price," any net book value and net earnings of SCPI is attributable to the shares of preferred stock of SCPI, and the net book value and net earnings attributable to the shares of common stock of SCPI is zero. Therefore, both prior to and after the reverse stock split, any net book value and net earnings of SCPI is attributable to Sterling as sole holder of the preferred stock. Each of the SCPI Management Filing Persons has an indirect pecuniary interest in such net book value and net earnings derived from their beneficial ownership of common stock in Sterling (that is reflected in the foregoing table).

Costs of the Reverse Stock Split and Deregistration

        The following is an estimate of the costs incurred or expected to be incurred by SCPI in connection with the reverse stock split and the deregistration of its common stock. The final costs may be more or less than the estimates shown below. SCPI will be responsible for paying these costs. The following estimate of costs does not include the cost of payments to those stockholders holding shares cashed out in connection with the reverse stock split.

Legal fees	$60,000
Transfer and exchange agent fees	$15,000
Printing and mailing fees	$10,000
Other	$5,000

Total	$90,000

FEDERAL INCOME TAX CONSEQUENCES

        The following is a review of the anticipated material Federal income tax consequences of the reverse stock split for stockholders who hold their interests in SCPI as a capital asset. This review is based upon the Federal income tax laws currently in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. This review is provided for general information purposes only, and does not purport to address all aspects of Federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this review does not account for or consider the Federal income tax consequences to stockholders of SCPI in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This review does not discuss any consequence of the reverse stock split under any state, local, foreign or estate tax laws.

        No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of SCPI in connection with the reverse stock split. Accordingly, each stockholder is encouraged to consult their own tax adviser regarding the specific tax consequences of the proposed reverse stock split, including the application and effect of federal, state, local, foreign and estate taxes, and any other tax laws.

Tax Consequences to Stockholders who are Cashed Out in the Reverse Stock Split

        Generally, a holder of common stock who receives cash in lieu of fractional shares terminating their interest in SCPI will recognize a capital gain or loss equal to the difference between the cash received for the cashed-out stock in the reverse stock split and the stockholder's adjusted tax basis in their stock. Holders of common stock who receive cash in lieu of fractional shares resulting from the reverse stock split and who continue to own shares of Sterling should also recognize a capital gain or loss in the transaction, either (i) under section 302(b)(1) of the Internal Revenue Code (the "Code") as a distribution that is not essentially equal to a dividend, or (ii) under Code section 302(b)(3), as a termination transaction that completely terminates the shareholder's interest in the corporation, because the constructive ownership rules of Code section 302(c) and Code section 318 should not apply.

        A stockholder who receives cash in the reverse stock split may be required to furnish the stockholder's social security number or taxpayer identification number to SCPI or to the Transfer Agent. Failure to provide such information may result in backup tax withholding.

        All stockholders should consult their own tax advisors in order to determine the tax consequences of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of October 23, 2003, the record date for determination of the stockholders entitled to receive this Information Statement, there were 3,238,061 shares of common stock of SCPI issued and outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of SCPI's stockholders.

        The following table sets forth certain information regarding the beneficial ownership of the common stock of SCPI as of October 23, 2003 by each person or entity known by SCPI to be the beneficial owner of more than 5% of the outstanding shares of SCPI common stock. None of SCPI's directors, SCPI's Chief Executive Officer and four other most highly compensated executive officers serving at the end of 2002 are known to the Company to beneficially own any shares of SCPI common stock.

Name	Number of Shares of common stock Beneficially Owned	Percent
5% STOCKHOLDERS
Sterling Construction Company, Inc. 2751 Centerville Road, Suite 3131, Wilmington, Delaware, 19808	323,806	10%

To the knowledge of the Company, Sterling has not engaged in any transactions in SCPI's common stock during the past 60 days.

MARKET FOR SCPI'S COMMON STOCK

        SCPI's common stock trades on the OTC Bulletin Board under the symbol SCTP. The following table sets forth the high and low closing bid prices for SCPI's common stock by quarter for the last three fiscal years. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Fiscal 2003		Fiscal 2002		Fiscal 2001
	Quarterly High	Quarterly Low	Quarterly High	Quarterly Low	Quarterly High	Quarterly Low
Quarter 1	$0.02	$0.01	$0.02	$0.01	$0.06	$0.04
Quarter 2	$0.03	$0.01	$0.05	$0.01	$0.10	$0.02
Quarter 3	$0.08	$0.01	$0.07	$0.01	$0.03	$0.01
Quarter 4	$0.03	$0.01	$0.04	$0.01	$0.02	$0.01

        No dividends were paid on the common stock of SCPI during fiscal years 2003, 2002 or 2001. Dividend payments are restricted by the covenants in SCPI's line of credit agreement.

        Through its ownership of SCPI, primarily in the form of Series A Preferred Stock, Sterling controls SCPI and receives substantially all of the benefit of SCPI's operations through the right to receive preferred stock dividends, which are required to be paid before any common stock dividends may be paid. In addition, the Series A Preferred Stock carries a liquidation preference of $10,135,000, which means that upon liquidation of the Company (which is defined to include a sale of the Company), holders of Series A Preferred Stock are entitled to receive distributions of $10,135,000 before holders of shares of common stock receive any distributions.

FINANCIAL AND OTHER INFORMATION

Selected Financial Data

        The following selected financial data are derived from the consolidated financial statements of SCPI. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated herein.

Balance sheet	September 30, 2003	December 31, 2002	December 31, 2001
(in thousands, except per share data)	(unaudited)
Current assets	$6,986	$5,865	$6,020
Non current assets	$844	$1,041	$1,114
Current liabilities	$4,942	$4,739	$4,860
Non current liabilities	$3,868	$3,174	$3,135
Stockholders' deficiency	$(1,000)	$(1,007)	$(861)
Common shares outstanding	3,238,061	3,238,061	3,238,061
Book value per common share	$(0.31)	$(0.31)	$(0.26)
	Nine months ended September 30,		Fiscal year ended December 31,
Statement of operations
	2003	2002	2002	2001
	(unaudited)
Net sales	$16,218	$18,468	$22,570	$17,467
Gross profit	$2,382	$2,971	$3,653	$2,602
Income before preferred stock dividends	$247	$384	$418	$594
Net loss attributable to common stockholders	$(511)	$(374)	$(596)	$(256)
Net loss per share attributable to common stockholders	$(0.16)	$(0.12)	$(0.18)	$(0.08)

Incorporation by Reference

        This information statement incorporates by reference the following:

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002

        The documents listed above are included with this Information Statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        After the reverse stock split, Sterling will be the sole holder of common stock of SCPI. The SCPI management Filing Persons beneficially own shares of Sterling. See "Effect of the Proposed Reverse Stock Split on SCPI." Each of SCPI, Sterling and the SCPI Management Filing Persons reasonably believes that the reverse stock split is procedurally and substantively fair to SCPI's stockholders, including its unaffiliated stockholders who will not retain an interest in SCPI after the split. To SCPI's knowledge, none of Sterling or any SCPI Management Filing Person has any other substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split or the Deregistration that is not shared on a pro rata basis by all other stockholders of SCPI.

BY ORDER OF THE BOARD OF DIRECTORS

Roger M. Barzun
Secretary

Exhibit A

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
STEEL CITY PRODUCTS, INC.

        STEEL CITY PRODUCTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

1.
The name of the Corporation is Steel City Products, Inc.

2.
The Corporation's original Certificate of Incorporation was filed with the Secretary of State on May 29, 1990. The Corporation's Restated Certificate of Incorporation was filed with the Secretary of State on January 13, 1993.

3.
The Board of Directors of the Corporation, at a meeting duly held on October 6, 2003 at which a quorum was present and acting throughout unanimously, adopted a resolution setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation as follows:

        "RESOLVED:

  A.
  That the Restated Certificate of Incorporation of this Corporation be amended by deleting Section 1 of Article FOURTH thereof and substituting the following in lieu thereof:

    "FOURTH: Section 1. Capitalization.

    (a)
    The total number of shares of all classes of stock which the Corporation has authority to issue is 10,000,000, consisting of:

    (l)
    Five million (5,000,000) shares of Series A preferred stock, par value one cent ($0.01) per share (the "Series A preferred stock"); and

    (2)
    Five million (5,000,000) shares of common stock, par value one cent ($0.01) per share (the "Common Stock").

    (b)
    Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time") every three hundred thousand (300,000) shares of common stock issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be automatically reclassified as, and converted into, one (1) share of common stock ("New Common Stock").

    (c)
    Notwithstanding the provisions of Section 1(b), above, no fractional shares of New Common Stock shall be issued to the holders of record of less than three hundred (300) shares of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of less than three hundred (300) shares of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock shall receive a cash payment from the Corporation in an amount equal to such fraction multiplied by one point six eight cents ($0.0168).

    (d)
    Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any

1

      factional share of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, or any cash in lieu of a fractional share of New common stock to which such holder may be entitled pursuant to Section 1(c), above.

    (e)
    Except as may be provided in this Restated Certificate of Incorporation or in a designation with respect to Series A Preferred Stock, the holders of shares of New Common Stock shall have the exclusive right to vote on all matters on which a holder of common stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of New Common Stock entitled to vote at such meeting. There shall be no cumulative voting rights with respect to any shares of the Corporation's stock."

  B.
  That the foregoing proposed amendment is hereby declared advisable and in the best interests of the Corporation.

  C.
  That the foregoing proposed amendment shall be submitted to the stockholders of the Corporation for their approval."

4.
The foregoing amendment was subsequently approved by the written consent of the stockholders of the Corporation as of October 7, 2003 in accordance with Section 228 of the General Corporation Law of the State of Delaware, signed by the holders of record of the requisite number of issued and outstanding shares of common stock and preferred stock of the Corporation voting together as a single class.

5.
Accordingly, the foregoing amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        In WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized representative as of this    day of                        , 2004.

Steel City Products, Inc.
By:	Terrance W. Allan, President	ATTEST:	Roger M. Barzun

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Exhibit B

S    •    C    •    C    •     I
Sterling Construction Company, Inc.
Memorandum

To:	File

Date:	September 22, 2003

From	Maarten Hemsley Chief Financial Officer

Re:	Steel City Restructuring

1.     Sale value of the business

        We were unable to complete the sale of SCPI in late 2001, principally because of the loss of Ames, a large customer. Operating results for 2002 were strong, because we continued to sell Ames post-petition at good margins, but when they liquidated their stores in mid-2002 this situation came to an end.

        For 2003 our budgeted EBITDA is $825,000 (and although for the first seven months results were in line with budget, August profits were about $50,000 off budget, and in September Drug Emporium has filed for Chapter 11, resulting in a bad debt exposure of up to $200,000). This situation compares unfavorably with an EBITDA expectation of more than $1.2 million when we were in discussions with Birchmere to sell the business in 2001. In addition, the more difficult working capital position post-Ames has meant that new debt from management has been taken on for $750k.

        Accordingly, it would appear to be difficult to sell the business for more than its debt, and we should therefore not attribute any goodwill value to the business, in excess of its book value (discussed separately below).

2.     Book value

At June 30 2003 the reported figures are:
SCPI shareholders' equity 6/2003, before loan adjustment	$9.145 m		A
Deduct parent inter-company loan	$10.106 m
Reported equity	$(0.961 m	)
There are undeclared Series "A" dividends of $9.038 m. If all dividends were declared now and offset against the inter-company loan:
SCPI shareholders' equity 6/2003, after dividends	$0.107 m		B
Deduct parent inter-company loan, after dividend offset	$1.068 m
Reported equity	$(0.961 m	)

        The maximum equity that SCPI can report, if the loan is reclassified as an asset, is therefore B, or $107,000 for all shareholders, of which $19,000 reflects the par value of the preferred shares (not including the liquidation preference thereon—see below) and the balance is theoretically attributable to the common shares, of which the public owns 90%. This book value, which, based on current operating trends, is likely to be lower by year-end, includes a deferred tax asset of $588,000 reflecting the expected use of losses by SCPI itself, but not including any value of Tax Sharing payments. The reduced operating performance is likely to lead to a requirement to reduce the value of this deferred tax asset. Without including the deferred tax assets for losses usable by SCP itself, book value would be substantially underwater; therefore any book value attributable to SCPI is dependent on future profitable operations.

3.     Tax sharing agreement

        Steel City is entitled to 20% of the benefits achieved by Sterling Construction from the use of SCPI's tax losses. At December 31, 2002 unused NOLs for book purposes attributable to SCPI were $8.9 million, with the majority ($7.9 m) expiring in the year ending December 2005. Of this, the deferred tax asset is computed on the assumption that SCPI itself will utilize $1.4 m of the losses.

        The NOL for book purposes excludes a significant portion of NOLs that were affected by the 1989 quasi-reorganization accounting treatment. Having examined the history of the approx. $100 m in tax return losses that are available, it is clear that the losses from 1988, 1989 and 1990 (totaling $84 m) which relate to the period before the formation of Sterling's predecessors (Hallwood Holdings/Oakhurst) clearly are attributable solely to SCPI (as are some of the losses for later years) and should therefore form the basis of any assessment of any tax-sharing payments.

        Any such tax-sharing payments would be available in the future (together with operating profits of SCP itself) to satisfy Series "A" Preferred Dividends, and only when those dividends are satisfied in full would any value accrue to the benefit of the common shareholders.

        Annual Series "A" dividends are fixed at $1,013,000. Pre-tax income of SCPI, absent tax-sharing payments, is expected to be nominal for the next several years, following the loss of the Ames business. In the last two years the pre-tax (loss)/income was ($192,000) (10 months to 12/2001) and $505,000 (2002), and for the first six months of this year it was $162,000, with a likely loss in the second half. If we assume $200,000 a year from operations, then $813,000 a year must be derived from tax-sharing payments to produce sufficient income to pay the preferred dividend and leave any additional income for the common shareholders.

        An annual tax sharing payment of $813,000 would equate to tax savings by Sterling of $813,000/20%, or $4.065 m, which using a tax rate of 32% (allowing for AMT) equates to taxable income of about $12.7 m per annum. It is clear that Sterling's pre-tax income is below this level. In the first half of this year consolidated pre-tax income (net of minority interest) was $4.2 m, of which $162,000 related to Steel City. This has been an exceptional year for Houston and profits are expected to be somewhat lower next year.

        This leads to the conclusion that no incremental value is likely to accrue to the common shareholders of SCPI by virtue of the tax-sharing payments.

4.     Liquidation value

        If Steel City's business were liquidated there would likely be a deficit compared with book value, because it would be very difficult to realize the full carrying value of all assets, and the costs of operating a winding-up and dealing with future lease and employee obligations, etc., would almost certainly exceed profits generated during the process. This would lead to a reduction in the book equity figure to a number below zero.

        In theory, after liquidation of the business, the Company could continue to benefit from future tax-sharing payments, but these would be insufficient to cover the preferred share dividends as described in 3 above.

2

        If the Company itself were liquidated, this would require the payment of the liquidation preference to Sterling as the owner of the Preferred Shares; such liquidation preference is $10,135,000, which is not reflected in the Company's balance sheet. Accordingly, future tax sharing payments would need to be sufficient to cover this preference and any book value deficit resulting from winding up the business, a total of up to $11 million.

        This combined deficit would equate to tax sharing payments on tax savings $55 million (i.e. $11 m/20%), representing the tax savings on profits of $55 m/32% or about $172 m. It is not conceivable that Sterling will generate tax profits of this level in the next few years before the tax losses expire. Therefore, the potential proceeds to common shareholders in a liquidation scenario will be zero.

5.     Market value

        Through most of the last couple of years SCPI shares have traded at between 1 and 2 cents. The monthly average close for the last twelve months is 1.4 cents, giving a value for the common shareholders of $45,000. We believe that this low value reflects (a) the fact that SCPI shareholders received, in 1991, one Sterling share for each SCPI share then owned and all public filings since then have clearly stated that the value of the business largely benefits the parent through the preferred share structure, and (b) the illiquid nature of the OTC market on which the shares trade, combined with the fact that many shareholders own a handful of shares making it difficult for them to sell round lots.

Summary of potential common share value

	Total value	Value p/share (1)	Public value (2)
Goodwill value of business (A)	$0	$0.000	$0
Book value (B)	$0	$0.000	$0
Incremental tax sharing value (C)	$0	$0.000	$0
Liquidation value (D)	$0	$0.000	$0
Market value(1.4 cents)(E)	$45,000	$0.014	$41,000

(1)
Based on 3,238,000 shares outstanding
(2)
For 90% owned by public.

        The above would suggest a price to settle the common shareholders of between zero (A + B + C, or D) and $45,000 (E).

        On this basis I would recommend that we use a price equal to the market value of 1.4 cents a share, plus a premium of 20%, i.e. 1.68 cents, for a net cost (for 90%) of about $49,000, not counting legal fees and mailing costs.

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QuickLinks

STEEL CITY PRODUCTS, INC. 2751 CENTERVILLE ROAD—SUITE 3131 WILMINGTON, DELAWARE 19803 INFORMATION STATEMENT
  Exhibit A
  Exhibit B
S • C • C • I Sterling Construction Company, Inc. Memorandum